Back to Form 8-K
Exhibit 99.1

WellCare Announces Departure of Chief Human Resources Officer
TAMPA, Fla. (Aug. 23, 2016) — WellCare Health Plans, Inc. (NYSE: WCG) announced that, effective Oct. 1, 2016, Larry Anderson, senior vice president and chief human resources officer, is leaving the company. Effective Aug. 22, 2016, Anderson is no longer an executive officer, but will remain with WellCare after this time to assist with the transition of his duties and responsibilities.
“Larry made significant contributions during his nearly six years with WellCare, including helping to strengthen our leadership team through the addition of several new key executives with industry expertise,” said Ken Burdick, WellCare’s CEO. “We thank Larry for his service to the company and wish him much success in his future endeavors.”
WellCare is conducting a search for a chief human resources officer. Michael Yount, senior vice president and chief compliance officer, will assume this responsibility on an interim basis.
About WellCare Health Plans, Inc.
Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. WellCare serves approximately 3.8 million members nationwide as of June 30, 2016. For more information about WellCare, please visit the company's website at www.wellcare.com or view the company's videos at https://www.youtube.com/user/WellCareHealthPlan.

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com

Investor Relations
Angie McCabe
813-206-6958
angie.mccabe@wellcare.com